                             CONTRIBUTION AGREEMENT
                            PARTNERSHIP INTERESTS IN

                           CUMBERLAND MALL ASSOCIATES

                                       TO
                                  DESIGNEES OF
                             PREIT ASSOCIATES, L.P.

         THIS CONTRIBUTION AGREEMENT (this "Agreement") is made as of the 8th day of October, 2004, by and among CUMBERLAND MALL MANAGEMENT, INC., a Pennsylvania corporation ("GENERAL PARTNER"), PAN AMERICAN ASSOCIATES, a Pennsylvania limited partnership ("PAN AMERICAN"), and CUMBERLAND MALL INVESTMENT ASSOCIATES, a Pennsylvania limited partnership ("INVESTMENT ASSOCIATES") (Pan American and Investment Associates being referred to collectively as the "LIMITED PARTNERS" and, together with the General Partner, being collectively referred to as the "CONTRIBUTORS," and, each, a "CONTRIBUTOR"); PENNSYLVANIA REAL ESTATE INVESTMENT TRUST, an unincorporated association in business trust form created under Pennsylvania law pursuant to a Trust Agreement dated December 27, 1960, as last amended on November 14, 2003 ("PREIT"); and PREIT ASSOCIATES, L.P., a Delaware limited partnership (the "UPREIT").

                                   BACKGROUND
                                   ----------

         A. The Contributors own 100% of the partnership interests in Cumberland Mall Associates, a New Jersey limited partnership (the "PARTNERSHIP") formed pursuant to a Second Amended and Restated Agreement of Limited Partnership of Cumberland Mall Associates dated January 26, 1998, as last amended __________________ (the "PARTNERSHIP AGREEMENT"). General Partner owns 1% of such interests, Pan American owns 51% of such interests, and Investment Associates owns 48% of such interests.

         B. The Partnership is the owner of a retail shopping center project in Vineland, Cumberland County, New Jersey, containing approximately 929,000 square feet of retail space, known as the Cumberland Mall (the "PROPERTY"). The General Partner is the sole general partner of The Partnership, and the Limited Partners are all of the limited partners of The Partnership. The Property consists of two condominium units: Unit A and Unit B of a condominium known as Cumberland Mall Retail Condominium (the "Condominium"), created pursuant to a Master Deed recorded in Cumberland County in Deed Book 2638, Page 74, as amended. Unit A includes approximately 81.73 acres of land upon which Cumberland Mall is situate (other than the pad of the Boscov's store), plus all associated improvements thereon other than those owned by tenants, as well as a 67% undivided interest in Condominium common elements. Unit C includes the pad of the Boscov's store containing approximately 4.6 acres of land, plus all associated improvements thereon other than those owned by tenants, as well as a 21% undivided interest in Condominium common elements. The remaining Units of the Condominium, consisting of Units B-1 and B-2 and comprising approximately 11.2 acres of land, are owned by an entity affiliated with BJ's, and are utilized for a BJ's Wholesale Club.

         C. The UPREIT has been formed pursuant to an Agreement of Limited Partnership of PREIT Associates, L.P. dated as of June 30, 1997, as amended and restated by a First Amended and Restated Agreement of Limited Partnership dated September 30, 1997 and as last amended on November 17, 2003 (as the same may be amended from time to time in accordance with the provisions thereof, the "UPREIT PARTNERSHIP AGREEMENT").

         D. The Property is subject to existing secured indebtedness, consisting of (i) a first mortgage loan (the "FIRST LOAN") in favor of Greenwich Capital Financial Products, Inc. ("FIRST LENDER") (the first mortgage being hereinafter referred to as the "FIRST MORTGAGE" and the loan documents relating to the First Loan being collectively referred to as the "FIRST LOAN DOCUMENTS"), having an approximate current balance of $44.2 Million, and (ii) a second mortgage loan (the "SECOND LOAN") in favor of Enterprise Zone Development Corporation of Vineland and Millville ("SECOND LENDER") (the second mortgage being hereinafter referred to as the "SECOND MORTGAGE" and the loan documents relating to the Second Loan being collectively referred to as the "SECOND LOAN DOCUMENTS"), having an approximate current balance of $4.1 Million.

















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         E. Subject to the terms and conditions of this Agreement, the parties intend that the Contributors, in exchange for Class A limited partner interests in the UPREIT ("UPREIT UNITS") plus certain cash consideration, will contribute their partnership interests in the Partnership to two (2) Delaware limited liability companies to be formed and which will be solely owned by the UPREIT (one such limited liability company, being hereinafter referred to as "NEW GENERAL PARTNER," to acquire the interest of the General Partner, and the other, being hereinafter referred to as "NEW LIMITED PARTNER," to acquire the interests of the Limited Partners, such limited liability companies being hereinafter collectively referred to as the "NEW PARTNERS"); and that thereupon the Partnership Agreement of the Partnership will be amended. The interests of Contributors in the Partnership to be contributed to the UPREIT are herein referred to as the "TRANSFERRED INTERESTS".

         NOW, THEREFORE, in consideration of the foregoing and mutual representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:










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SECTION 1. CONTRIBUTIONS.

         1.1 Contributions at Closing. Subject to the terms and conditions of this Agreement, at the Closing (as defined herein), the Contributors shall contribute to the New Partners, and the New Partners shall acquire from such Contributors, free and clear of all liens, claims and encumbrances of any type or nature, the Transferred Interests and all benefits and advantages to be derived therefrom, including, without limitation, all right, title and interest associated with the Transferred Interests in and to (i) the capital accounts of such Contributors, (ii) distributions by the Partnership, and (iii) allocable shares with respect to profits and losses of the Partnership.

         1.2 Alternative General Partner Entity. As set forth herein, the Property shall, at Closing, remain subject to the First Mortgage and the Second Mortgage, and in such connection the consent of the First Lender and Second Lender will be required for, among other things, the transfer of the interest of the General Partner to the New General Partner as contemplated herein. In the event the First Lender requires that the interest of the General Partner be held by an entity which is not a limited liability company, and if such requirement is approved by the UPREIT as herein set forth, then the contribution of the interest of the General Partner shall be made to another form of entity which is owned by the UPREIT as is designated for such purpose, and such alternative entity shall be known as the New General Partner for all purposes of this Agreement.

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SECTION 2. CONSIDERATION.

         2.1 Agreed Consideration. The aggregate consideration to be paid for the contribution of the Transferred Interests, subject to adjustments and apportionments as herein set forth, shall be known as the "TRANSFER CONSIDERATION." The Transfer Consideration shall be equal to FIFTY EIGHT MILLION FOUR HUNDRED THIRTY NINE THOUSAND TWO HUNDRED THIRTY SIX DOLLARS ($58,439,236). The Transfer Consideration shall be payable as follows:

             (a) Deposit. Within five (5) business days following execution of this Agreement, the UPREIT shall post a deposit ("DEPOSIT") of One Hundred Fifty Thousand Dollars ($150,000) with First American Title Insurance Company (the "TITLE COMPANY"), or another escrow agent mutually approved by the UPREIT and the Contributors (in either case, the "ESCROW AGENT"), to be held in escrow at interest pending Closing or earlier termination of this Agreement. In the event
(i) the UPREIT does not terminate this Agreement as a result of its due diligence investigations as set forth in Section 7.2(a)(i) herein, and (ii) the UPREIT shall default in its obligations to proceed to Closing hereunder, then the Deposit (plus interest earned thereon, if in the form of cash) shall be forfeited and paid to the Contributors as agreed-upon liquidated damages, in lieu of all other damages, rights or remedies of Contributors, and thereupon this Agreement shall be terminated without liability of any party except for such liabilities as may survive such termination by the express provisions of this Agreement. In the event Contributors shall default under this Agreement and this Agreement is terminated as a result, the Deposit (plus any interest earned thereon), shall be returned to the UPREIT and thereupon neither party shall have further liability hereunder except for such liabilities as may survive such termination by the express terms of this Agreement, provided that the UPREIT shall have such other rights, if any, as are specified in Section 11 below. If Closing occurs hereunder, the Deposit, plus any interest earned thereon, shall be paid to Contributors and credited against the Transfer Consideration.

             (b) Credit for Debt. At Closing, and by reason of the Property remaining subject to the First Mortgage and the Second Mortgage, the UPREIT shall receive a credit against the Transfer Consideration for the aggregate outstanding aggregate principal indebtedness secured by the First Mortgage and the Second Mortgage. It is understood that the parties have applied to the First Lender and the Second Lender for approval to allow the First Mortgage and the Second Mortgage to remain in place following Closing.

             (c) Balance. Subject to the further adjustments and apportionments set forth in this Agreement, the balance of the Transfer Consideration shall be payable to Contributors at Closing by the issuance of UPREIT Units and/or cash, computed as follows:

                 (i) Cash Portion. At the option of the Contributors, to be exercised by written notice to the UPREIT not less than ten (10) days prior to Closing, up to $1,250,000 of the Transfer Consideration shall be paid at Closing by wire transfer of federal funds to an account designated for such purpose by Contributors.

                 (ii) Unit Portion. The balance of the Transfer Consideration, after taking into account all adjustments, apportionments, credit for the First Mortgage and Second Mortgage and any cash payable pursuant to subclause (i) above, shall be referred to as the "CUMBERLAND UNIT VALUE," and shall be payable by the issuance to each of the transferring Contributors the number of UPREIT Units computed as set forth in Section 2.2 below.

         2.2 Unit Calculation. The Number of UPREIT Units to be issued to a Contributor shall be equal to the product of (A) the percentage interest in the Partnership represented by the Transferred Interest of such Contributor (i.e., the aggregate percentage of total interests in the Partnership represented by such Transferred Interest), and (B) the quotient obtained by dividing the Cumberland Unit Value by the average closing price of a share of the publicly traded beneficial interests of PREIT during the ten (10) trading day period immediately preceding Closing (the "AVERAGE CLOSING PRICE"); provided that the number of UPREIT Units so derived shall be rounded to the nearest integer (0.5 rounded down). Such issuance shall be further subject to the following provisions:

             (a) At the option of a Contributor which is a partnership or limited partnership (to be exercised by written notice to the UPREIT not less than twenty (20) days prior to Closing), in lieu of the UPREIT Units to be issued to such Contributor, the UPREIT shall issue directly to each of the constituent partners of such Contributor, such number of UPREIT Units as is calculated by multiplying (i) the total number of UPREIT Units to which the Contributor is entitled, by (ii) the percentage interest of the constituent partner in the Contributor in question; all as specified in reasonable detail in such written notice from Contributor to the UPREIT. Any such notice may be relied upon by the UPREIT without the necessity for further inquiry and shall be irrevocably binding upon such Contributor and all of its constituent partners.

             (b) Notwithstanding anything to the contrary set forth herein, the UPREIT shall have the right and option to deliver to any constituent partner of a Contributor who is not an "accredited investor," as such term is defined under Regulation D promulgated pursuant to the Securities Act of 1933, as amended (the "ACT"), in lieu of any UPREIT Units which would otherwise be issuable to such constituent partner pursuant to the foregoing provisions of this Agreement, an amount of cash equal to the product of (i) the number of UPREIT Units otherwise issuable to such partner and (ii) the Average Closing Price.

             (c) If, after the date hereof, there shall occur any recapitalization, unit division, reverse division, unit re-issuance or any other transaction involving the UPREIT or PREIT whereby a Class A Unit of the UPREIT (as it exists on the date hereof) shall be reconstituted as a different number of Class A Units, and/or as a specified number of units having a different class or designation (in each case subject to the necessary requirements specified in the UPREIT Partnership Agreement), or if there shall occur any merger, consolidation or other transaction involving the UPREIT and/or PREIT whereby specified interests or units are substituted for a Class A Unit (or for the reconstituted UPREIT Units determined as aforesaid), then for purposes of computing the number of UPREIT Units to be issued under this Agreement, such reconstituted or substituted number of Class A UPREIT Units, and/or specified other UPREIT Units or interests, shall be substituted for each Class A Unit otherwise applicable hereunder. Any such substitution shall be accomplished in a manner that neither increases nor decreases the value of the UPREIT Units to be received by the Contributors as compared to other holders of Class A Units under the UPREIT Partnership Agreement.

SECTION 3. CERTAIN DEFINITIONS; PROPERTY INCLUSIONS.


         3.1 The following definitions apply to this Agreement:


             (a) "AFFILIATE" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified Person.

             (b) "AUTHORIZATIONS" means all licenses, permits, approvals, consents and authorizations required by any governmental or quasi-governmental agency, body, department, commission, board, bureau, instrumentality, officer, or other Person or entity with respect to the business, assets or affairs of a party.

             (c) "CONTRACTS" means any contractual obligations, commitments, undertaking or arrangements to which a party is bound, whether oral or in writing, other than occupancy leases of the Property, including without limitation (1) Contracts with service providers relating to the assets of the Property, and (2) Contracts with municipal or governmental authorities.

             (d) "LAWS" means any applicable governmental laws, statutes, ordinances, resolutions, rules, codes, regulations, orders or determinations of any federal, state, county, municipal or other government or governmental or quasi-governmental agency, department, commission, board, bureau, officer or instrumentality, relating to a party, its partners, assets, rights and obligations.

             (e) "LEASES" means all leases, licenses and occupancy agreements relating to the Property.

             (f) "PERSON" means any individual, partnership, limited partnership, trust, estate, incorporated or unincorporated association, limited liability company, limited liability partnership, or other entity.

             (g) "TAXES" means any income, franchise, sales, use, social security, unemployment compensation or other taxes, imposts or impositions payable by an entity to any federal, state or local collecting authority, other than ad valorem real estate taxes.

         3.2 Property Inclusions. It is understood that the Property includes, and shall at Closing include, without limitation, (i) all buildings and other all other improvements constituting part of or located on the land of, the Cumberland Mall, including without limitation installed equipment, fixtures, fittings and machinery (other than equipment, fixtures, fittings and machinery owned by tenants), and all easements and other rights associated with the underlying land and improvements, (ii) furnishings, furniture, equipment, supplies, and other personal property which are owned by the Partnership and are used in connection with the operation of the Cumberland Mall, (iii) all written leases with tenants, occupancy agreements and license agreements, (iv) all service, maintenance and other Contracts pertaining to the operation of the Cumberland Mall, which are to remain in effect except as otherwise provided herein; and (v) all right, title and interest of the Partnership in plans and specifications, development approvals and rights, utility allocations, licenses, permits, tradenames, warranties, escrow accounts, business records, unpaid awards for taking by condemnation or any damage (subject to the further provisions of this Agreement as to condemnation awards), and other intangibles relating to the Cumberland Mall. However, where the term "Property" is used with respect to particular representations or other operative provisions of this Agreement, and where the context clearly refers to one or more, but less than all, includable categories of the Property, such restricted context shall be applicable to the interpretation of the representation or provision in question.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTORS.

         4.1 As to the Contributors. For purposes hereof, the term "CONTRIBUTOR ENTITY" means the legal entity (i.e., limited partnership or corporation) which comprises a Contributor. Each Contributor severally, but not jointly, hereby represents and warrants to PREIT and the UPREIT as follows:

             (a) Organization. Each such Contributor Entity is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all power to carry on its business as presently conducted, to own its interest in the Partnership and to exercise all rights attributable to such interest. It is duly qualified to do business as a foreign entity and is in good standing under the laws of each jurisdiction in which its ownership of or other interest in assets or properties or the nature of its activities requires such qualification except where the failure to be so qualified would not have a material adverse effect on the condition (financial or otherwise), assets, results of operations or business of such Contributor Entity (a "MATERIAL ADVERSE EFFECT").

             (b) Power and Authority. It has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and under the other agreements and documents required to be delivered by it prior to or at the Closing (collectively with this Agreement, and together with all documents and agreements required to be delivered by any of the Contributors, the "CONTRIBUTOR TRANSACTION DOCUMENTS"). The execution, delivery and performance by it of the Contributor Transaction Documents has been (or, as to documents to be delivered at a future date, will be at such date of delivery) duly authorized by all necessary action on the part of such Contributor Entity, and at the time of delivery constitutes a legal, valid and binding obligation of such Contributor enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally or by general equitable principles.

             (c) No Conflicts. The execution and delivery by it of this Agreement does not, and the performance by it of all of the other Contributor Transaction Documents will not (with or without the passage of time or the giving of notice), directly or indirectly:

                 (i) contravene, violate or conflict with (A) its articles of incorporation, bylaws, partnership agreement or other organizational documents, as the case may be, or (B) any Law applicable to such Contributor, or by or to which any assets or properties of such Contributor is bound or subject;

                 (ii) violate or conflict with, result in a breach of, constitute a default or otherwise cause any loss of benefit under, or give to others any rights (including rights of termination, amendment, foreclosure, cancellation or acceleration) in or with respect to, any Authorization or Contract to which such Contributor is a party or by which such Contributor or any assets or properties thereof is bound or affected; or

                 (iii) result in, require or permit the creation or imposition of any lien or encumbrance upon or with respect to such Contributor or the Transferred Interests.

             (d) Authorizations. The execution and delivery by it of this Agreement does not, and the execution and delivery by such Contributor of the other Contributor Transaction Documents, and the performance by such Contributor of this Agreement and all of the Contributor Transaction Documents will not, require such Contributor to obtain any authorization of, or to make any filing, registration or declaration with or notification to, any court, government or governmental agency or instrumentality (federal, state, local or foreign) or to obtain the consent, waiver or approval of, or give any notice to, any other Person, except for the required consents of the First Lender and the Second Lender as set forth herein.

             (e) Proceedings. There are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of such Contributor, threatened or contemplated, involving or affecting it or any of its assets or properties or to its knowledge any of its directors, officers, partners, trustees or shareholders, that question any of the transactions contemplated by this Agreement or other Contributor Transaction Documents, or which, if adversely determined, would have a Material Adverse Effect or could materially and adversely affect such Contributor's ability to enter into or perform its obligations under this Agreement.

             (f) Orders. No officer, director, partner, or, to the knowledge of such Contributor, employee or shareholder of such Contributor is subject to any order that prohibits such officer, director, partner, shareholder or employee from engaging in or continuing any conduct, activity or practice relating to its business with respect to the Partnership or the Property.

             (g) The Transferred Interests.

                 (i) Such Contributor owns, beneficially and of record, the Transferred Interest as recited in Background Paragraph A above, free and clear of all liens, pledges and encumbrances of any type or nature.

                 (ii) Except as set forth in the Existing Partnership Agreement, Contributor has granted no rights, subscriptions, warrants, options, rights of first refusal, conversion rights or agreements of any kind outstanding to purchase or to otherwise acquire any partnership interest or other securities or obligations of any kind convertible into any partnership interest or other securities or any participation interests of any kind in the Partnership or the Property.

             (h) Brokers. No Person acting on behalf of such Contributor or any Affiliate of Contributor is or will be entitled to any brokers' or finders' fee or any other commission or similar fee, directly or indirectly, from any of such parties in connection with any of the transactions contemplated by this Agreement. In such connection, however, the parties acknowledge that a brokerage commission of One Percent (1%) of the Transfer Consideration will be due by reason of the Closing under this Agreement to Preit-Rubin, Inc. or an affiliated entity, which brokerage commission is to be paid by the Contributors, or which the Contributors shall cause the Partnership to pay at Closing.

             (i) Accurate Disclosure. All documents and other papers delivered by or on behalf of such Contributor in connection with the transactions contemplated by this Agreement are accurate and complete in all material respects.

             (j) Investment Representations.

                 (i) Each Contributor acknowledges that the UPREIT Units to be issued pursuant to Section 2 hereof will not be registered under the 1933 Act on the grounds that the issuance of such units is exempt from registration pursuant to Section 4(2) of the 1933 Act and/or Regulation D promulgated under the 1933 Act, and that the reliance of the UPREIT on such exemptions is predicated in part on the Contributors' representations, warranties and acknowledgements set forth in this section.

                 (ii) Each Contributor is an accredited investor as defined in Regulation D promulgated under the 1933 Act. The UPREIT Units issued in accordance with this Agreement will be acquired by such Contributor for its own account, not as a nominee or agent for any other Person, solely for investment purposes, and without a view to resale or other distribution within the meaning of the 1933 Act, and the rules and regulations thereunder, and such Contributor will not distribute any of such units in violation of the 1933 Act or any applicable state securities law.

                 (iii) Each Contributor (1) acknowledges that there is not currently, and may never be, a public market for the UPREIT Units and that the UPREIT is under no obligation to register, and has no current intention of registering, any of such UPREIT Units under the 1933 Act, (2) is aware that Rule 144 under the 1933 Act is not available for use by any Contributor for resale of the UPREIT Units, (3) acknowledges that any common shares of beneficial interest in PREIT ("SHARES") that a Contributor may receive upon redemption of UPREIT Units, when issued, will have to be held indefinitely by it unless such Shares are subsequently registered under the 1933 Act or an exemption from registration is available, and (4) is aware that any sales of such Shares made pursuant to the provisions of Rule 144 may be made only in limited amounts and in accordance with the terms and conditions set forth therein and that in such cases where Rule 144 is not applicable, compliance with some other registration exemption will be required.

                 (iv) Each Contributor is well versed in financial matters, has had dealings over the years in securities, including "restricted securities," and has had sufficient experience so as to be fully capable of understanding the type of investment being made in the UPREIT Units and the risks involved in connection therewith.

                 (v) Each Contributor has examined the UPREIT Partnership Agreement, and is prepared to accept and abide by the terms thereof. Each Contributor acknowledges that the UPREIT Partnership Agreement restricts the assignment, sale or transfer of the UPREIT Units, and that it must continue to bear the economic risks of the investment in such units for an indefinite period.

                 (vi) Each Contributor has received and reviewed to the extent deemed necessary or desirable all PREIT Reports (as defined in Section 5.5 hereof), and has consulted such of its own attorney, accountant, tax adviser and investment counselor as it determined to be necessary or desirable.

                 (vii) Each Contributor has been given an adequate opportunity to ask questions of and receive answers from officers of PREIT and the UPREIT with respect to PREIT, the UPREIT, the UPREIT Units, the UPREIT Partnership Agreement and the PREIT Reports. However, in considering whether to enter into this Agreement, consummate the transactions contemplated hereby and acquire the UPREIT Units, such Contributor has not relied upon any representations made by, or other information (whether oral or written) furnished by or on behalf of, PREIT or the UPREIT other than as set forth in this Agreement, the UPREIT Partnership Agreement, and the PREIT Reports.

                 (viii) Each Contributor acknowledges that the redemption of any of the UPREIT Units may cause such Contributor to incur taxable income or gain.

             (k) FIRPTA. Contributor is not a "foreign person" within the meaning of Section 1445(f) of the Code or a "foreign partner" within the meaning of Section 1446 of the Code.

Each Contributor shall have responsibility only for its own representations and warranties as set forth in this Section 4.1, and shall not be responsible for any breach or failure of a representation or warranty made by another Contributor pursuant to this Section 4.1.

         4.2 As to the Partnership and Property. The General Partner, as general partner of the Partnership, hereby represents and warrants to PREIT and the UPREIT as follows):

             (a) Organization. The Partnership is a limited partnership duly organized, validly existing and in good standing under the laws of the State of New Jersey and has all partnership power to carry on its business as presently conducted, to own and lease the assets and properties which it owns and leases and to perform all its obligations under each agreement and instrument to which it is a party or by which it is bound. The Partnership is duly qualified to do business as a foreign partnership and is in good standing under the laws of each jurisdiction in which its ownership or leasing of assets or properties or the nature of their activities requires such qualification except where the failure to be so qualified would not have a Material Adverse Effect on the condition (financial or otherwise), assets, results of operations or business of the Partnership.

             (b) Financial Statements. The financial statements for the Partnership for the years 2001, 2002 and 2003 and for the 2004 period ending June 30, 2004, which are attached hereto as Schedule 4.2(b), are correct and complete in all material respects, have been prepared in accordance with generally accepted accounting principles ("GAAP"), and present accurately the results of the operations of the Partnership for the periods indicated. Since the date of the last financial statement included on said Schedule, no material adverse change in the financial condition of the Partnership has occurred.

             (c) Undisclosed Liabilities.

                 (i) At Closing, there shall be no liabilities of the Partnership of any nature (whether absolute, accrued, contingent, liquidated, unliquidated or otherwise) except liabilities with respect to the Property to remain or to be assumed or taken subject to by the Partnership in accordance with the express terms of this Agreement.

             (d) Taxes.

                 (i) All Taxes due from or required to be remitted by the Partnership with respect to taxable periods ending on or prior to, and the portion of any interim period up to, the Closing Date have been fully and timely paid or, to the extent not yet due or payable, shall be adequately provided for by an actual cash reserve which shall be available at Closing as an asset of the Partnership.

                 (ii) All federal, state, local and foreign returns and reports relating to Taxes, or extensions relating thereto, required to be filed by or with respect to the Partnership or the Property have been or will be timely and properly filed, and all such returns and reports are and will be correct and complete. In such connection, the General Partner shall fully cooperate with the UPREIT, in filing, signing and taking other necessary action at or after Closing, to implement the filing of final tax returns for the Partnership with all federal, state and/or local governmental bodies with whom such returns are required to be filed with respect to the Partnership or the Property (subject to apportionment of any items which, pursuant to the terms of this Agreement, are to be apportioned between Contributors and the UPREIT).

                 (iii) No issues have been raised with the Partnership (and are currently pending) by the Internal Revenue Service or any other taxing authority in connection with any of the returns and reports referred to in subsection (ii) above and no waivers of statutes of limitations have been given or requested with respect to any such returns and reports or with respect to any Taxes. All deficiencies asserted or assessments made as a result of any previous examinations with respect to Taxes have been fully paid, and there are no other unpaid deficiencies asserted or assessments made by any taxing authority against the Partnership or the Property.

             (e) Books and Records. To the knowledge of the General Partner, the books and records of the Partnership, including financial records and books of account, are complete and accurate in all material respects and have been maintained in accordance with sound business practices. For a period of three
(3) years following Closing, the General Partner shall cause such books and records of the Partnership to be made available to the UPREIT, and shall fully cooperate with the UPREIT and cause the managing agent of the Partnership to fully cooperate with the UPREIT, in order to enable the UPREIT and/or its designated accountants or other representatives, to make such inquiries, audits, investigations and determinations of the financial history of the Partnership and Property as the UPREIT or PREIT may require; and such three (3) year period shall apply notwithstanding any other limitation set forth in this Agreement.

             (f) Condemnation. To the knowledge of the General Partner, no condemnation proceeding is pending or threatened against or relating to the Property, except as set forth on Schedule 4.2 (f) hereto regarding the relocation of Hennis Road. Said Schedule identifies the status of such proceedings and any awards relating thereto.

             (g) Environmental Matters. Except as disclosed in the existing environmental reports and studies which have been delivered to the UPREIT, to the knowledge of the General Partner: (1) there are no underground storage tanks at the Property, and (b) the Property does not contain nor is it impaired by any hazardous substances or materials in violation of any federal, state or local laws, codes or ordinances relating to environmental matters.

             (h) Employees. The Partnership is not a party to nor bound by any collective bargaining agreement covering employees assigned to the Property, nor is the Partnership bound by the terms of or required to make payment to any employee pension plan under any collective bargaining agreement covering such employees. All employees performing services with respect to the Property are employees of the Partnership's managing agent.

             (i) Litigation. No litigation, proceeding, or action has been served upon the Partnership and is pending, and to the General Partner's knowledge (based upon the certificate of PREIT-Rubin, Inc., the manager of the Property), no such litigation, proceeding or action has been threatened, which relates to the Property, other than as disclosed on Schedule 4.2(i) hereto attached hereto.

             (j) Loans. The Partnership is in material compliance with the First Loan Documents and the Second Loan Documents and, to the knowledge of the General Partner, no event has occurred which, with the passage of time and/or giving of notice, would result in a default under such documents. With respect to the reserves which are referenced in the First Loan Documents:

                 (i) The repairs referred to in Schedule 1 of the Loan Agreement between the Partnership and the First Lender have been completed to the satisfaction of the First Lender, and any balance in the reserve account attributable thereto has been transferred to the capital reserve account.

                 (ii) The repairs required to be made to the Value City roof as referred to in said Loan Agreement have been completed to the satisfaction of the First Lender, and any balance in the reserve account attributable thereto has been transferred to the capital reserve account.

                 (iii) The approximate balance of the remaining reserve accounts, and the current required monthly payments, are as follows (as of the July, 2004 payment):

                       (A) Tax and Insurance Escrow Account: $1,128,800 in
             account, $111,739.08 monthly payment.

                       (B) Capital Expense Reserve Account: $180,600 in account,
             $6,280 monthly payment.

                       (C) Lease Rollover Reserve Account: $847,100 in account,
             $24,167 monthly payment.

                      (D) Subordinate Debt Service Reserve Account: $214,000 in
             account, $0 monthly payment.

                      (E) Other: None

                 (iv) The Partnership has received no notice from the First Lender of any required increase in the amount of monthly reserves to be paid to the foregoing accounts.

             (k) Violations; Assessments; Governmental Agreements. The Property is not (1) subject to any outstanding notices of violations issued by any governmental entity, (2) subject to any unpaid assessments for public improvements, nor has the Partnership received notice of any such proposed assessment, or (3) the subject of any outstanding commitment or agreement with any municipal or governmental authority wherein any work remains to be performed or payment remains to be made.

             (l) Utilities. The General Partner is unaware of any threatened or proposed curtailment or limitation on the availability of all utility services for the proper and efficient conduct of business at the Property.

             (m) Tax Assessments. Except as set forth on Schedule 4.2(m) hereto, there are no current or outstanding real estate tax appeals pending with respect to the Property. If any such appeals are pending, said Schedule indicates the manner in which the parties have agreed to the post-Closing handling of such appeals, the costs thereof and any refunds which may be received.

             (n) Brokerage. There shall at Closing be no brokerage commissions payable with respect to any Leases (including, without limitation, the Leases or proposed Leases with Starbucks, Cold Store Creamery, Quizno's and Sprint). The General Partner has no knowledge that any brokerage commissions are payable with respect to the renewal of any Leases which may be effectuated after Closing.

             (o) Leases. The Rent Roll of Schedule 4.2(o) hereto contains a schedule of all presently existing Leases of the Property, the commencement and expiration dates and current minimum rent, future stepped or fixed rent increases, tax and common area contributions, and the amount of any security deposit (if any) paid by the tenant. True, correct and complete copies of the Leases, and all amendments and supplements thereto, have heretofore been made available and/or delivered to the UPREIT for review. Except as set forth on said Schedule, each of the Leases is in full force and effect and the Partnership has not received notice which is still outstanding from any tenant under a Lease (a) that the Partnership has defaulted in performing any of its material obligations under such Lease or (b) that such tenant is entitled to any reduction in, refund of or counterclaim or offset against, or is otherwise disputing, any rents or other sums paid, payable or to become payable by such tenant thereunder or is entitled to cancel or terminate such Lease to be released of any of its material obligations thereunder. The Partnership has not collected rent more than thirty
(30) days in advance of when the same is due for any Lease. The Partnership has completed all construction and other work required to be performed under the Lease (other than repairs, replacements or maintenance, not currently required, which may be the obligation of the landlord as expressly set forth in a Lease). There are no currently pending challenges by any tenant to the accuracy or validity of any charges to such tenant for common area maintenance, taxes or other items of rent or additional rent under such tenant's Lease. In making the representations and warranties set forth in this Section 4.2(o), the General Partner shall be entitled to rely solely upon the certificate of PREIT-Rubin, Inc., the manager of the Property, except to the extent that the General Partner has actual knowledge that any such representation or warranty is not true and correct.

             (p) Personal Property. All personal property utilized by the Partnership is owned free and clear of all liens and encumbrances, subject to any lien or security interest created pursuant to the First Loan Documents and the Second Loan Documents.

             (q) Contracts. Except for the Contracts listed on Schedule 4.2 (q) hereto, there are no management, service, supply, maintenance, employment or other contracts in effect with respect to the Property, written or oral, and the Partnership and the other parties to such Contracts have performed all of their obligations under each of the Contracts in all material respects. In making the representations and warranties set forth in this Section 4.2(q), the General Partner shall be entitled to rely solely upon the certificate of PREIT-Rubin, Inc., the manager of the Property, except to the extent that the General Partner has actual knowledge that any such representation or warranty is not true and correct.

SECTION 5. REPRESENTATIONS AND WARRANTIES REGARDING PREIT AND THE UPREIT.

         PREIT and the UPREIT hereby represent and warrant to the Contributors as follows; provided that each of PREIT and the UPREIT make these representations solely as to its separate business, affairs or status and shall not extend to matters relating to the business, affairs or status of the other:

         5.1 Organization.

             (a) PREIT is an unincorporated association in business trust form duly organized and validly existing under the laws of the Commonwealth of Pennsylvania. PREIT has all necessary trust power to carry on its business as presently conducted, to own and lease the assets and properties that it owns and leases and to perform all its obligations under each agreement and instrument to which it is a party or by which it is bound.

             (b) The UPREIT is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware and has all necessary partnership power to carry on its business as presently conducted, to own and lease the assets and properties that it owns and leases and to perform all its obligations under each agreement and instrument to which it is a party or by which it is bound.

         5.2 Power and Authority. Each of PREIT and the UPREIT has all requisite trust or partnership power to execute, deliver and perform its obligations under this Agreement and under all other agreements and documents required to be delivered by it prior to or at the Closing (collectively, the "PREIT TRANSACTION

DOCUMENTS"). Subject to obtaining the approval of the Board of Trustees of PREIT, the execution, delivery and performance by PREIT and the UPREIT of this Agreement and the other Preit Transaction Documents have been duly authorized by all necessary corporate or partnership action. Subject to obtaining the approval of the Board of Trustees of PREIT, this Agreement has been duly and validly executed and delivered by PREIT and the UPREIT and constitutes the legal, valid and binding obligation of PREIT and the UPREIT enforceable against each of them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors rights generally or by general equitable principles. When executed and delivered as contemplated herein, each of the other Preit Transaction Documents shall, assuming due authorization, execution and delivery thereof by the other parties thereto, constitute the legal, valid and binding obligation of each of PREIT and the UPREIT that is a party thereto enforceable against it in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors rights generally or by general equitable principles.

         5.3 No Conflicts.

             (a) The execution and delivery by PREIT and the UPREIT of this Agreement do not, and the execution and delivery by PREIT and the UPREIT of the other Preit Transaction Documents and the performance by PREIT and the UPREIT of all of the Preit Transaction Documents will not (in each case, with or without the passage of time or the giving of notice), directly or indirectly:

                 (i) contravene, violate or conflict with (A) the trust or partnership agreement (or other organizational documents) of PREIT or the UPREIT or (B) any Law applicable to PREIT or the UPREIT, or by or to which any assets or properties of PREIT or the UPREIT is bound or subject; or

                 (ii) violate or conflict with, result in a breach of, constitute a default or otherwise cause any loss of benefit or give to others any rights (including rights of termination, amendment, foreclosure, cancellation or acceleration) in or with respect to any material Authorization or material Contract to which PREIT or the UPREIT is a party or by which either PREIT or the UPREIT is bound or affected; or

                 (iii) result in, require or permit the creation or imposition of any material encumbrance upon or with respect to either PREIT or the UPREIT or any of their respective assets or properties.

             (b) Except for filings with the Securities and Exchange Commission and the New York Stock Exchange, the execution and delivery by PREIT and the UPREIT of this Agreement do not, and the execution and delivery by PREIT and the UPREIT of the other Preit Transaction Documents and the performance by PREIT and the UPREIT of all of the Preit Transaction Documents will not, require PREIT or the UPREIT to obtain any material Authorization of or make any material filing, registration or declaration with or notification to any court, government or governmental agency or instrumentality (federal, state, local or foreign) or to obtain the material consent, waiver or approval of, or give any material notice to, any Person.

             (c) Except as disclosed in filings with the Securities and Exchange Commission made by PREIT, there are no actions, proceedings or investigations against or involving PREIT or the UPREIT pending or, to the best knowledge of PREIT, threatened, that question any of the transactions contemplated by this Agreement or the validity of any of the Preit Transaction Documents or which, if adversely determined, could have a material adverse effect on the consolidated financial condition, assets, business or results of Operations of PREIT or could materially and adversely affect PREIT's or the UPREIT's ability to enter into or perform its obligations under the Preit Transaction Documents.

         5.4 Capitalization.

             (a) As of August 2, 2004, the outstanding beneficial interests in PREIT consist of 36,052,154 common shares, and the outstanding partnership interests in the UPREIT as of said date are as described on Schedule 5.4 hereto.

             (b) All UPREIT Units to be issued and delivered to the Contributors pursuant to this Agreement will be, at the time of issuance and delivery in accordance with the terms of this Agreement, duly authorized and validly issued by the UPREIT. Assuming the accuracy of the representations and warranties of the Contributors set forth herein, such issuance will be exempt from registration under the 1933 Act as an offering described in Section 4(2) of such Act and/or pursuant to Regulation D promulgated thereunder.

         5.5 PREIT Reports. PREIT has delivered to the Contributors copies of PREIT's (a) Proxy Statement for its 2004 Annual Meeting, (b) Annual Report on Form 10-K for the fiscal year ending December 31, 2003, (c) Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2004, and (d) Current Reports on Form 8-K filed since December 31, 2003, all of which have been filed by PREIT with the Securities and Exchange Commission (the "PREIT REPORTS"). The Contributors acknowledge that delivery of the foregoing is effective by reason of the filing of the aforesaid materials with the publicly-accessible EDGAR database of the Securities and Exchange Commission. To the knowledge of PREIT and the UPREIT, in all material respects, the audited consolidated financial statements and unaudited interim financial statements of PREIT included in such reports have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto) and fairly present the consolidated financial condition and results of operations of PREIT as at the dates thereof and for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein. To the knowledge of PREIT and the UPREIT, the PREIT Reports do not contain any untrue statements of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading at the time the filing was made.

         5.6 Litigation. Except as disclosed in filings with the Securities and Exchange Commission, there are no claims, actions, suits, proceedings (arbitration or otherwise) or, to the best knowledge of PREIT, investigations involving or affecting PREIT or any of its subsidiaries or any of their assets or properties or any of their trustees, directors, officers, partners or shareholders in their capacities as such, before or by any court, government or governmental agency or instrumentality (federal, state, local or foreign) or before any arbitrator of any kind, in each case of a nature that is required to be disclosed in the PREIT Reports.

         5.7 Material Adverse Change. Except as disclosed in filings with the Securities and Exchange Commission, since December 31, 2003 and through the date of this Agreement, there has not been any material adverse change in the condition (financial or otherwise), assets, results of operations or business of PREIT on a consolidated basis.

         5.8 Brokers. No Person acting on behalf of PREIT or the UPREIT is or will be entitled to any brokers' or finders' fee or any other commission or similar fee, directly or indirectly, from any of such parties in connection with the issuance of UPREIT Units contemplated by this Agreement.

SECTION 6. CERTAIN COVENANTS AND AGREEMENTS

         6.1 Conduct of Business

             (a) Pending Closing, the General Partner shall cause the Partnership to:

                 (i) pay and discharge in the ordinary course of business all payments due under the First Loan Documents and the Second Loan Documents and all of its other debts, liabilities and obligations as they become due and pay all debt service payments, real estate taxes, payables and other liabilities arising from the operation of the Property prior to the Closing Date, subject to apportionments to be made under this Agreement;

                 (ii) continue in effect all capital programs as reflected in the current capital budget for the Property, which capital budget is attached hereto as Schedule 6.1(a)(ii) (provided that it is understood that the Partnership has agreed, at the request of the UPREIT, not to perform the entranceway improvements to the Property, on account of which the Transfer Consideration as set forth in this Agreement reflects a downward adjustment of $230,764);

                 (iii) cause the Partnership's management company to keep in full force and effect insurance comparable in amount and scope of coverage to insurance now carried by it with respect to the Property, which types and amounts of insurance are set forth on Schedule 6.1(a)(iii) hereto;

                 (iv) cause the Partnership's management company to maintain the Partnership's books of account and records in the usual, regular and ordinary manner and use diligent efforts to maintain in full force and effect all of the Partnership's Authorizations;

                 (v) not take any action, fail to take any action or permit to occur any event that would cause or constitute a material breach of or inaccuracy in any representation or warranty set forth herein;

                 (vi) not amend, in any material respect, or grant any waivers under the Existing Partnership Agreement (it being further acknowledged that the Contributors or the constituent members or partners of Contributors shall be permitted, prior to Closing, to make certain transfers of their interests, or portions thereof, directly or in trust, to their immediate family members, and in such case any such transfers shall be subject to the terms of this Agreement and the UPREIT shall receive prompt and reasonably detailed notice thereof);

                 (vii) not enter into any new lease, license or occupancy agreement with respect to the Property, or any Contracts, without the prior written approval of the UPREIT, except (upon reasonable notice to the UPREIT) for license agreements which are terminable upon 30 days notice by the Partnership. In such connection, it is further agreed that the UPREIT shall advise Contributors at least forty five (45) days prior to Closing as to which existing service and maintenance contracts are to remain in effect after Closing; and all other service and maintenance contracts shall be terminated by the Closing Date without further liability of the Partnership;

                 (viii) not accept from any tenant payment of rent more than one month in advance;

                 (ix) cause the Partnership's management company to operate and manage the Property generally in its present manner, maintaining present services in all material respects, and to maintain the Property in such state of repair and working order as presently exists, ordinary wear and tear and subject damage by regarding fire or other casualty; and

                 (x) cause the Partnership's management company to continue to provide the First Lender and the Second Lender with all documentation and information required under the First Loan Documents and the Second Loan Documents, respectively.

         6.2 Reasonable Efforts. Upon the terms and subject to the condition hereof, between the date hereof and the Closing Date, each of the parties hereto shall use its reasonable efforts to take, or cause to be taken, all appropriate action and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) using its reasonable efforts to make all required regulatory filings and applications and to obtain all Authorizations and consents, approvals, amendments and waivers from parties to Contracts as are necessary for the consummation of the transactions contemplated by this Agreement, and (ii) using its reasonable efforts to cause the conditions to the consummation of the acquisition of the Transferred Interests to be satisfied. Without limiting the foregoing, wherever action is to be taken by the General Partner to cause the Partnership to perform action specified in this Agreement, each of the Contributors (as partners of the Partnership) agrees to take such reasonable confirmatory and ratifying action as may be necessary to effectuate and validate such action.

             (a) Notifications. Each party hereto shall give prompt notice to the other parties upon becoming aware of: (i) any fact or condition that causes or constitutes (or that reasonably could be expected to cause or constitute) a breach of its representations and warranties set forth herein, or the occurrence, or failure to occur, of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of or any inaccuracy in any of its representations and warranties contained in this Agreement had such representation or warranty. been made as of the time of occurrence or discovery of such fact or condition; (ii) any material failure of it or any of its officers, directors, employees or agents, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; (iii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; (iv) any notices of default or of requirements to be complied with under the First Loan Documents or the Second Loan Documents, and (v) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge, threatened against, relating to or involving or otherwise affecting any Contributor, the Partnership, the UPREIT or PREIT, as the case may be, or any of the transactions contemplated by this Agreement.

         6.3 Transfer of Transferred Interests. Between the date hereof and the Closing, no Contributor shall sell, assign, transfer or otherwise encumber all or any portion of the Transferred Interests or any rights relating to the Transferred Interests, whether voluntarily, by operation of law or otherwise, including without limitation a transfer by reason of any merger, division or consolidation.

         6.4 Special Covenant Regarding Property. The UPREIT and PREIT as the general partner thereof, covenant and agree that, if Closing occurs hereunder, then the UPREIT shall not permit the Property, to be disposed of for a period of eight (8) years following Closing in such manner as to cause the Contributors to recognize taxable income and that any such disposition within such time period must be pursuant to a tax-free exchange under Section 1031 of the Internal Revenue Code or other tax-free disposition; provided that such disposition shall be permitted in a taxable transaction if the Contributors are paid an amount sufficient to reimburse them for any tax liability resulting from such disposition by reason of Section 704(c) of the Internal Revenue Code, together with all taxes payable on such reimbursement. The covenants of this Section 6.4 shall survive the Closing.

SECTION 7. CLOSING; CLOSING CONDITIONS; CLOSING DELIVERIES.

         7.1 Time of Closing. The closing (the "CLOSING" and the date thereof, the "CLOSING DATE") of the acquisition by the New General Partner and the New Limited Partner of the Transferred Interests shall take place at the offices of Blank Rome LLP, Philadelphia, Pennsylvania at 10:00 a.m. on a date specified by the UPREIT to Contributors at least ten (10) days in advance, which date for Closing shall be no earlier than the twentieth (20th) day following the expiration of the Due Diligence Period, nor later than thirty (30) days following the date on which the First Lender shall approve the assumption of the First Loan as set forth in Section 7.2(a)(ii) below and the Second Lender shall approve the assumption of the Second Loan as set forth in Section 7.2(a)(iii); provided that the Closing Date shall be subject to an additional extension of up to sixty (60) days if reasonably required by the First Lender or Second Lender in order to document and satisfy applicable requirements for such loan assumption.

         7.2 Closing Conditions.

             (a) Conditions Precedent to PREIT's and the UPREIT's Obligations. The obligation of PREIT and the UPREIT to consummate the acquisition of the Transferred Interests and to take the other actions required to be taken by them at the Closing is subject to the fulfillment by or at the Closing of each of the following conditions, any or all of which may be waived (but only by a duly executed writing) by both PREIT and the UPREIT in their sole discretion:

                 (i) Due Diligence. The UPREIT shall not have notified Contributors that it elects to terminate this Agreement by reason of its Due Diligence inspections, investigations and analyses, as follows:

                     (A) During the forty five (45) day period following the
             date hereof (the "DUE DILIGENCE PERIOD"), the UPREIT shall have the right to (i) inspect the Property, and any and all portions thereof, which inspection may include, but shall not be limited to, zoning, engineering, architectural, environment and air quality studies, utilities investigations, and review of governmental records with respect to the Property, (ii) inspect all other relevant documents, instruments and agreements relating to the Property in the Partnership's or Contributors' possession or control, including, without limitation, all documentation relating to the First Mortgage and the Second Mortgage, rent rolls, financial statements, service agreements, contracts and tax returns, (iii) inspect the originals of all the Leases and all pertinent correspondence and records, and (iv) inspect all plans and specifications and other relevant documents relating to the improvements which are part of the Property. Within the Due Diligence Period (and thereafter pending Closing, but without any contingency as set forth in this Section 7.2), the General Partner shall give or cause to be given to the UPREIT and its designees full and free access to the Property (subject to the rights of tenants) and to the materials described above in accordance with terms and conditions of this Section, and to any other relevant information in the Partnership's or Contributors' possession or control related to the Property. Contributors shall not be deemed to represent or warrant the completeness or accuracy of any materials furnished pursuant to this Section except to the extent of a specific warranty or representation of Contributors or the General Partner under this Agreement.

                     (B) If the UPREIT is not satisfied with the results of such inspections or its analysis thereof, in its sole discretion, the UPREIT shall be entitled to terminate this Agreement by notice to Contributors given not later than the last day of the Due Diligence Period, and thereupon this Agreement shall be null and void, the parties shall have no further obligation or liability in connection with this Agreement (except any liability which expressly survives such termination) and the Deposit plus any interest earned thereon shall be returned to the UPREIT. If the UPREIT fails to give such notice of termination within such three (3) day period, the UPREIT shall have waived its right to terminate this Agreement pursuant to this Section 7.2(a)(i). However, the UPREIT shall be permitted to extend the Due Diligence Period for up to an additional twenty (20) days in the event its Phase I environmental study of the concludes that a Phase II environmental report of the Property, or a further environmental investigation, is required; provided that (x) the UPREIT must make the request for such extension in writing to the General Partner not later the last day of the Due Diligence Period, and (y) such extension shall be for the sole purpose of obtaining and making a determination of the acceptability of such environmental studies.

                     (C) In conducting its investigations pursuant to the
             foregoing provisions, the UPREIT and its agents and representatives shall: (i) only enter the Property in the presence of an authorized representative of the Partnership, at times and in such manner that the Partnership reasonably approves; (ii) not unreasonably disturb the tenants of the Property or interfere with their use of the Property; (iii) not unreasonably interfere with the operation and maintenance of the Property; (iv) not damage any part of the Property or any personal property owned or held by any tenant; (v) not injure or otherwise cause bodily harm to any persons; (vi) promptly pay when due the costs of all tests, investigations and examinations done with regard to the Property; (vi) not permit any lien to attach to the Property by reason of the exercise of its rights hereunder; and (vii) promptly restore the Property to the condition in which the same was found before any such inspection or tests were undertaken. The UPREIT shall, and does hereby agree to indemnify, defend and hold Contributors and the Partnership harmless from and against any and all claims, demands, suits, obligations, payments, damages, losses, penalties, liabilities, costs and expenses (including, but not limited to, reasonable attorneys' fees) arising out of the UPREIT's or UPREIT's agents' negligent actions taken in, on or about the Property in the exercise of the rights granted pursuant hereto. In connection with any entry onto the Property, the UPREIT shall maintain commercial general liability insurance with a reputable insurer, providing minimum limits of liability of One Million Dollars ($1,000,000) per occurrence, Two Million Dollars ($2,000,000) aggregate, with an umbrella excess liability policy in the minimum amount of Five Million Dollars ($5,000,000) per occurrence bodily injury/ property and Five Million Dollars ($5,000,000) aggregate damage/ occurrence, naming the Partnership and its managing agent as additional insureds. The provisions of this Section 7.2(a)(i)(C) shall survive the Closing and/or any termination of this Agreement.

                 (ii) First Loan Assumption. First Lender shall have approved the joint application of the Partnership and the UPREIT for the transfer of partnership interests as contemplated in this Agreement (the "FIRST LOAN TRANSFER APPLICATION"), without the imposition of any loan assumption fee, with release of liability of Pan American as the existing Guarantor of recourse obligations under the First Loan Documents, and under terms and conditions (including without limitation the substitution of a recourse guarantor) satisfactory to the UPREIT in its discretion. In such connection:

                      (A) Although there is no contemplated loan assumption fee
             payable to the First Lender, it is acknowledged that First Lender will require various processing, legal and third-party fees to be paid to it in connection with the First Loan Transfer Application and, if the First Loan Transfer Application is approved, in connection with the effectuation of the transfer through such documentation and deliverables as the First Lender shall require (collectively, the "LOAN TRANSFER COSTS"). The UPREIT shall bear the costs of all required legal opinions relating to the documents to be executed by the UPREIT and/or its designees, and by the Partnership as of the time that the transfer of partnership interests is effectuated, as well as the costs of any required non-consolidation or other opinions required by rating agencies and relating to the revised structure of the Partnership and its partners. All other Loan Transfer Costs shall be borne in equal shares by the UPREIT, on the one part, and by Contributors, on the other).

                      (B) In the event the First Lender requires that a
             substitute guarantor of recourse obligations assume liability for periods prior to Closing, then Pan American shall, by documentation reasonably satisfactory to the UPREIT, indemnify, defend and hold such substitute guarantor harmless for all claims, demands, liabilities, costs and expenses (including reasonable attorneys' fees) with respect to the liabilities assumed by such substitute guarantor which are attributable to the period of time prior to the Closing hereunder, such indemnification to survive Closing without regard to any time limitations in this Agreement.

                      (C) Within ten (10) days from the date of this Agreement,
             or as soon thereafter as reasonably practicable, the parties shall complete and submit the First Loan Transfer Application and submit same together with the required fees and deposits (to be posted by the parties responsible for same as set forth in subclause (A) above) as set forth in Section 10(b) above, including such special requests as the UPREIT shall propose which deviate from the standard requirements. The appropriate parties shall promptly supply to the First Lender such financial information and other information as the First Lender shall from time to time reasonably request in connection with its consideration of the First Loan Transfer Application.

                 (iii) Second Loan Assumption. Second Lender shall also have approved the joint request of the Partnership and the UPREIT for the transfer of partnership interests as contemplated in this Agreement (the "SECOND LOAN TRANSFER APPLICATION"), without the imposition of any loan assumption fee, with release of liability of Pan American as the existing Guarantor of obligations under the Second Loan Documents (if Pan American has not previously been released as a guarantor), and under terms and conditions (including without limitation the elimination of the requirement for a guarantor, or the substitution of a new guarantor designated by the UPREIT if such substitute guarantor is required) satisfactory to the UPREIT in its discretion. In such connection, the parties agree to pay and share the costs imposed for the Second Loan Transfer Application, and to cooperate in promptly making application, in the same fashion as for the First Loan Transfer Application, with the understanding that no special securitization or like opinions will be required.

                 (iv) Title. The UPREIT, on behalf of the Partnership, shall have obtained an unconditional commitment from the Title Company, to issue its title insurance policy to the Partnership at Closing with a "non-imputation" endorsement which shall effectively waive any defense of said title insurance company based upon any knowledge or action of any of the Contributors obtained or occurring prior to the Closing Date, and in such connection Contributors agree to execute such reasonable and customary affidavits in favor of the Title Company as may be necessary for issuance of such endorsement. At Closing, title to the land and improvements within the Property shall be free and clear of all defects, liens, encumbrances, covenants, restrictions and easements, excepting only the Permitted Exceptions as hereinafter defined, and such title shall, subject to the Permitted Exceptions, be good and marketable and insurable at such regular rates by the Title Company. Contributors shall have the right to provide affidavits, indemnifications or other assurances to the Title Company for the purpose of removing or insuring over any standard exceptions so long as recourse therefor is out of assets other than Partnership assets. In connection with the foregoing:

                      (A) The UPREIT has heretofore ordered from the Title
             Company a commitment to insure title to the Property (the "COMMITMENT") and shall deliver a copy thereof to Contributors promptly upon receipt. The UPREIT may, at its option, order a current survey of the Property from a surveyor of its choice ("SURVEY"). If the Commitment or Survey reflects or discloses any defect, exception, or other adverse matter affecting the Property ("TITLE DEFECTS") that impair the use, value or utility of the Property and are unacceptable to the UPREIT, then the UPREIT shall provide Contributors with written notice of such objections within the Due Diligence Period.

                      (B) If the UPREIT notifies Contributors of Title Defects
             as aforesaid, Contributors may, at their sole option and without any obligation to do so except as set forth in Section 11.2(b) below, elect to cause the Partnership to cure or remove the objections (or to furnish to the UPREIT assurances of such cure or removal at or prior to Closing), provided, however, that except for the First Mortgage and the Second Mortgage, Contributors shall cause the Partnership to remove any judgments and any mortgages securing borrowed money against the Property and any other voluntary lien or encumbrance that can be reduced to a monetary amount. Contributors shall also cause any standard title exceptions, which are customarily removed by affidavit, to be so removed. The Contributors shall furnish to the UPREIT, within twenty (20) days after their receipt of notice of the Title Defects, a written statement of their intention in such regard. Promptly thereafter, the UPREIT shall advise the Contributors of whether it is satisfied to proceed with this transaction as a result of the actions to be taken by Contributors, or whether it is unsatisfied to proceed and elects to terminate this Agreement.

                       (C) Any exceptions to title as disclosed in the
             Commitment, as to which the UPREIT has not given notice as constituting Title Defects, and any Title Defects which the UPREIT elects to accept in accordance with the foregoing procedures, shall be known as "PERMITTED EXCEPTIONS."

                 (v) Representations and Warranties. The representations and warranties of the Contributors set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

                 (vi) Performance of Covenants. All of the agreements, covenants and obligations that any Contributor is required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been duly performed and complied with in all material respects.

                 (vii) Legal Matters. The performance of the Preit Transaction Documents and the Contributor Transaction Documents and the consummation of the Closing shall not, directly or indirectly (with or without notice or lapse of time), violate, contravene, conflict with or result in a violation of any Law and shall not violate any order of any court or governmental body of competent jurisdiction, and no suit, action, investigation or legal or administrative proceeding shall have been brought or threatened by any Person that questions the validity or legality of this Agreement or the transactions contemplated hereby.

                 (viii) Consents and Approvals. Each consent, approval, ratification, waiver or other authorization of any Person necessary, in the reasonable opinion of PREIT and the UPREIT, for the consummation of the transactions contemplated hereby shall have been obtained and shall be in full force and effect, and no such consent, approval, ratification, waiver or other authorization: (x) shall have been conditioned upon the modification, cancellation or termination of any Contract, right or Authorization of PREIT in a manner unsatisfactory to the UPREIT or PREIT, or (y) shall impose on PREIT, the Partnership or the UPREIT any material condition, provision or requirement not presently imposed and which is unsatisfactory to the UPREIT or PREIT.

                 (ix) Tenant Options. Any applicable pre-emptive rights of purchase in favor of any tenant of the Property, which is or could be triggered by the transactions referred to herein, shall have been irrevocably waived.

                 (x) Board Approval. Within thirty (30) days following the date hereof, the Board of Trustees of PREIT shall have approved the transactions embodied in this Agreement.

             (b) Conditions Precedent to the Contributors' Obligations. The obligation of the Contributors to consummate the contribution of the Transferred Interests contemplated by this Agreement and to take the other actions required to be taken by them at the Closing is subject to the fulfillment by or at the Closing of each of the following conditions, any or all of what may be waived by the Contributors in their reasonable discretion:

                 (i) Representations and Warranties. Each of the representations and warranties of PREIT and the UPREIT set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

                 (ii) Performance of Covenants. Each of the agreements, covenants and obligations that PREIT or the UPREIT is required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been duly performed and complied with in all material respects.

                 (iii) Legal Matters. The performance of the Preit Transaction Documents and the consummation of the Closing shall not, directly or indirectly (with or without notice or lapse of tine), violate, contravene, conflict with or result in a violation of any Law and shall not violate any order of any court or governmental body of competent jurisdiction, and no suit, action, investigation or legal or administrative proceeding shall have been brought or threatened by any Person that questions the validity or legality of this Agreement or the transactions contemplated hereby.

         7.3 Deliveries at the Closing. At the Closing, in addition to the other actions contemplated elsewhere herein:

             (a) Contributor Deliveries. The Contributors shall deliver or cause to be delivered to the New General Partner and the New Limited Partner and or the UPREIT or PREIT, as the case may be:

                 (i) An assignment by each of such Contributors of its Transferred Interest, in the form set forth on Schedule 7.3 (a)(i) hereto; and in such connection, for purposes of allocating taxable income and losses between the portion of the Partnership's taxable year up to and including the date of Closing and the portion of the Partnership's taxable year after the date of Closing to take into account the varying interests of the partners of the Partnership as a result of the acquisition of the Transferred Interests at the Closing, there shall be an interim closing of the books of the Partnership as of the close of the date of Closing as permitted by Treasury Regulations under
Section 706 of the Internal Revenue Code;

                 (ii) An Amendment to the currently effective Certificate of Limited Partnership of the Partnership, reflecting the admission of the New General Partner as a general partner and the withdrawal of the General Partner as a general partner;

                 (iii) A termination of the existing management agreement for the Property, without further liability of the Partnership;

                 (iv) certificates of good standing of a recent date for each Contributor Entity certified by the Secretary of State or corresponding certifying authority of the state of incorporation or organization of such Contributor Entity, and Uniform Commercial Code financing statement searches disclosing no grant of a security interest in the Transferred Interests;

                 (v) such documents and instruments as are required by the First Lender and Second Lender to effectuate the assumption of the First Mortgage and the Second Mortgage as contemplated herein, and such documents and instruments as are required by such lenders to effectuate the assumption of said mortgages with the release of liability of Pan American Associates as a guarantor;

                 (vi) a counterpart limited partner signature page for the UPREIT Partnership Agreement, and any related counterpart execution of documentation evidencing the issuance of the UPREIT Units to such Contributor and such Contributor's agreement to be bound by the provisions thereof with respect to its UPREIT Units;

                 (vii) The Registration Rights Agreements referred to in subsection (b) below;

                 (viii) The Tenant Estoppels and Condominium information referenced in Section 9 of this Agreement);

                 (ix) An updated rent roll of the Property, certified to be accurate and complete to the knowledge of the General Partner (based upon the certificate of PREIT-Rubin, Inc. as the manager of the Property, except to the extent that the General Partner has actual knowledge that any portion of said rent roll is not true and correct);

                 (x) Letters to all tenants of the Property, in a form approved by the UPREIT, notifying them of any change, as desired by the UPREIT, for payment of future rent, and if desired by the UPREIT, similar letters for service providers and contract parties;

                 (xi) A certificate duly executed by each Contributor confirming that it is not a foreign person for purposes of the Foreign Investment in Real Property Tax, as revised by the Deficit Reduction Act of 1984; and

                 (xii) such other documents and instruments as the UPREIT or PREIT may reasonably request to effectuate or evidence the transactions contemplated by this Agreement. It is further understood that the Partnership shall retain all records and files pertaining to the operation and maintenance of the Property and the tenancies therein (including without limitation records necessary to calculate, verify and/or bill tenants for common area expenses and other operating expenses related to the Property) and, to the extent not located at the Property, Contributors shall cause such records and files to be delivered to the UPREIT or shall allow the UPREIT to remove such items from the location in which they are stored.

             (b) UPREIT Deliveries. The UPREIT shall deliver or cause to be delivered to the Contributors the following:

                 (i) the UPREIT Units to be delivered at Closing as set forth in this Agreement;

                 (ii) a Registration Rights Agreement for the Class A Unit holders in the form set forth on Schedule 7.3(b)(ii) hereto; and

                 (iii) each of the documents referred to in Section 7.3(a)(i) and (ii), duly executed by the New General Partner and/or New Limited Partner, as appropriate, the documents referred to in Section 7.3(a)(v), duly executed by such parties as are required for such purpose by the First Lender and/or Second Lender, and the documents referred to in Section 7.3(a) (vi), (vii) and (viii).

             (c) Cooperation. The UPREIT and the Contributors will cooperate in good faith in executing such documentation (such as limited guarantees of indebtedness by the Contributors, if so desired by the Contributors at each Contributor's option, and not as their obligation) to avoid recognition of income or gain to the Contributors by reason of a constructive distribution to them under Section 752 of the Internal Revenue Code relating to relief from liabilities.

             (d) Other Documents. Each party shall deliver or cause to be delivered, as the case may be, to the other parties hereto such other documents, instruments, certificates and opinions as may be required by this Agreement.

SECTION 8. CLOSING COSTS AND ADJUSTMENTS.

         8.1 Lease Costs. For all Leases of the Property, all brokerage commissions, fit-out and other costs and allowances to be paid by the landlord (other than free rent, if any, applicable to periods of time after the Closing
Date) shall be fully discharged by the Partnership at or prior to Closing (i.e., without negative financial impact on the interests of the New Partners or the UPREIT), or a reserve or credit shall be made available therefor for the benefit of the UPREIT.

         8.2 Realty Transfer Taxes. It is contemplated that, by reason of the acquisition of partnership interests as contemplated in this Agreement, no realty transfer taxes will be due in connection with this transaction. However, if and to the extent such realty transfer taxes shall be asserted to be due, Contributors shall be solely responsible for same.

         8.3 Other Costs. The UPREIT shall pay for the costs of title insurance, search fees, and survey fees (if any). Each party shall pay its own legal fees.

         8.4 Prorations and Adjustments at Closing.

             (a) Basic Adjustments. At Closing, the following items pertaining to the Property shall be prorated and adjusted between Contributors and the UPREIT as of 11:59 PM on the day prior to the Closing Date (except as expressly provided otherwise herein):

                 (i) All base rent, percentage rent, additional rent and other sums due pursuant to Leases, provided that no proration shall be made at Closing for any rents or other sums under Leases which are delinquent as of Closing, but instead the New General Partner shall cause the Partnership to use reasonable efforts after Closing to cause all delinquent rents and charges to be collected and shall cause such amounts to be paid to Contributors when and if collected to the extent the same are attributable to periods prior to Closing, except that all rents and other charges collected after Closing shall be first applied to all current rents and other charges due to the Partnership;

                 (ii) Contributors shall credit the UPREIT for all security and other tenant deposits held by the Partnership plus interest due thereon to the tenants, if any, pursuant to the Leases, or shall turn over to the UPREIT such accounts, if any, as comprise such deposits;

                 (iii) Interest on the First Mortgage and the Second Mortgage;

                 (iv) All real estate taxes respecting the Property, to the extent not payable directly by tenants of the Property;

                 (v) Water, electricity, sewer and other utility charges to the extent not payable directly by tenants to the utility company, based, to the extent practicable, on final meter readings and final invoices. The General Partner shall endeavor to have the meters read for all utilities servicing the Property prior to Closing;

                 (vi) Assessments under the Condominium; and

                 (vii) Charges payable under any Contracts which continue in effect after Closing.

             (b) Escrows and Reserves. At Closing, the Contributors shall receive credit for the amount of all escrows and reserves deposited or held in connection with the First Mortgage, provided, however, that no credit shall be made for any escrow or reserve which is inconsistent with the General Partner's representations under Section 4.2(j) hereof.

             (c) Manner of Payment of Adjustment. Unless otherwise agreed between the UPREIT and the Contributors, the net amount of all adjustments and apportionments hereunder (the "NET ADJUSTMENT AMOUNT") shall be implemented by means of an adjustment in the Cumberland Unit Value as set forth in Section 2.1(c)(ii) above, and by a corresponding increase or decrease in the number of UPREIT Units to be issued pursuant to said Section.

             (d) Post Closing Adjustment. In the event any of the prorations or adjustments pursuant to this Section 8.5 are not reasonably susceptible of precise determination on the Closing Date (including without limitation a proration on account of additional rents payable by tenants), then the proration or adjustments shall be made as reasonably estimated, and a post-Closing cash adjustment shall be made between the parties promptly following the time that the precise determination shall be made. Nothing contained in this Section 8.5 shall prevent either party from disputing any claim made by the other party that an adjustment made at Closing was erroneous, provided that such claim shall be made not later twelve (12) months following Closing for matters concerning Leases, and not later than three (3) months following Closing for all other matters. Each party shall fully cooperate with the other in making its records available for inspection and copying in connection with any amounts due from tenants of the Property.

         8.5 Cash. The General Partner shall cause the Partnership, prior to Closing, to apply cash and cash equivalents of the Partnership (not including sums in any required escrow or reserve accounts maintained pursuant to the First Loan Documents), to closing-related expenses under this Agreement, or to distribute same to the Contributors, and it is not intended that the UPREIT will acquire any interest therein.

         8.6 Statement. At Closing, the parties shall execute and deliver to one another a statement detailing the Net Adjustment Amount and all relevant components and calculations thereof.

         8.7 Survival. The provisions of this Section 8 shall survive Closing.

SECTION 9. THIRD PARTY CERTIFICATES.


         9.1 Tenant Estoppel Certificates. The General Partner shall use its reasonable efforts to enable the Partnership to obtain estoppel certificates (the "TENANT ESTOPPELS"), from all tenants under the Leases, substantially in the form set forth on Schedule 9.1 hereto and including the information thereon (or as otherwise prescribed by the terms of the applicable Lease). Any adverse claim or matter set forth in a Tenant Estoppel (i.e., an exception or assertion which is adverse to the interests of the landlord or is contrary to the representations herein) is referred to as an "ADVERSE CLAIM."

         9.2 Required Estoppels. As a condition of the obligation of the UPREIT to close hereunder, the Partnership shall have obtained Tenant Estoppels without Adverse Claims, at or prior to Closing, from (A) Penney's, Boscov's, Value City, Home Depot, Regal Theater, Marshall's, Bed Bath & Beyond and Toys 'R Us (the foregoing being referred to as the "MAJOR TENANTS"), and from (B) tenants whose leases cover at least two thirds (2/3) of the balance of the gross leaseable area of the Property (i.e., the balance after deduction for the Major Tenants). With respect to any Leases for which a Tenant Estoppel has not been obtained (or with respect to Tenant Estoppels which do not contain all information as set forth in Section 4.2(o)), the representations of the General Partner as set forth in Section 4.2(o) shall be deemed to remain in effect unless the General Partner delivers to the UPREIT, at or prior to Closing, a statement disclosing any qualifications to such representations (which shall be deemed encompassed within the meaning of an Adverse Claim as above set forth). For any tenancy in which an Adverse Claim has actually been asserted, the UPREIT shall have the right to establish an escrow arrangement, with an escrowee mutually approved by the General Partner and the UPREIT, whereby an amount reasonably estimated to cover the expense of curing the Adverse Claim (assuming the validity of the Adverse Claim, but without prejudice to the right of the General Partner to deny such validity), shall be placed in escrow, with such escrow to be administered in a manner reasonably and jointly approved by the General Partner and the UPREIT so as to serve as security for the cure of the Adverse Claim or for resolution of disputes relating thereto, with the further understanding that the General Partner shall have the reasonable right to control the contest and/or negotiation of the Adverse Claim. If the amount reasonably estimated to cure all Adverse Claims exceeds One Hundred Fifty Thousand Dollars ($150,000), and the parties cannot otherwise agree for arrangements with respect to the Adverse Claims, then the Contributors may terminate this Agreement, whereupon the provisions of Section 11.2(b) of this Agreement shall be applicable.

         9.3 Indemnity. The General Partner agrees to indemnify and hold the UPREIT and the Partnership harmless, from and after Closing, from any Adverse Claims, provided that the General Partner is afforded a reasonable opportunity, through reasonable means, to contest, investigate and/or satisfy the claim.

         9.4 Condominium. At Closing, the General Partner shall cause the Partnership to obtain and deliver to the UPREIT a certificate from the association which has managerial responsibility for the Condominium, stating that to the knowledge of such association, the condominium units comprising the Property are not subject to unpaid assessments under, or are otherwise in violation of any applicable requirements of, the Condominium.

SECTION 10. INDEMNIFICATION

             (a) Indemnification by Contributors and General Partner. Each Contributor, as to its separate undertakings, warranties and representations hereunder, and the General Partner, as to its undertakings, warranties and representations relating to the Partnership, shall and does hereby indemnify, defend and hold harmless PREIT, the UPREIT and the New Partners (collectively, "Preit Indemnitees") against and in respect of any and all losses, costs, expenses (including, without limitation reasonable attorneys' fees), claims, actions, damages, obligations, and liabilities (collectively, "DAMAGES"), arising out of, based upon or otherwise in respect of any inaccuracy in or breach of any such undertaking, representation or warranty made in or pursuant to this Agreement.

         10.2 Indemnification by PREIT. Subject to applicable limitations set forth in Section 5 above, the UPREIT and PREIT shall indemnify, defend and hold harmless each Contributor against and in respect of any and all Damages arising out of, based upon or otherwise in respect of any inaccuracy in or breach of any undertaking, representation or warranty of PREIT or the UPREIT made in or pursuant to this Agreement.

         10.3 Limitation. No party may assert a claim for indemnification pursuant to this Section 10 unless the Closing has occurred under this Agreement. Furthermore, and notwithstanding anything to the contrary set forth in this Agreement, with respect to any inaccuracy of a representation or breach of a warranty by a party (the "WARRANTING PARTY") which survives Closing and which is first asserted by another party (the "BENEFITING PARTY") after Closing, the Warranting Party shall not be liable to the Benefiting Party (by way of indemnification or otherwise) with respect to such representation or warranty unless and until such time, if ever, as the aggregate monetary value of claims with respect to all warranties and representations of the Warranting Party shall exceed Fifty Thousand Dollars ($50,000). For the purpose of calculating the foregoing threshold amount of $50,000, there shall be included all claims first asserted after Closing (x) against either or both of PREIT and the UPREIT, on one hand, and (y) against any, some or all of Contributors and the General Partner, on the other hand.

         10.4 Procedure For Indemnification - Third Party Claims.

             (a) Within thirty days after receipt by an indemnified party of notice of the commencement of any proceeding against it to which the indemnification in this Section 10 relates, such indemnified party shall, if a claim is to be made against an indemnifying party under Section 10, give notice to the indemnifying party of the commencement of such proceeding, but the failure to so notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party, demonstrates that the defense of such proceeding is materially prejudiced by the indemnified party's failure to give such notice.

             (b) If any proceeding referred to in paragraph (a) above is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such proceeding, the indemnifying party will be entitled to participate in such proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or
(ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such proceeding and provide indemnification with respect to such proceeding), to assume the defense of such proceeding with counsel reasonably satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under Section 10 for any fees of other counsel or any other expenses with respect to the defense of such proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a proceeding, (A) it will be conclusively established for purposes of this Agreement that the claims made in that proceeding are within the scope of and subject to indemnification; (B) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (l) there is no finding or admission of any violation of Law by the indemnified party (or any affiliate thereof) or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (2) the sole relief provided is monetary damages that are paid in full by the indemnifying party. The indemnified party will have no liability with respect to any compromise or settlement of the claims underlying such proceeding effected without its consent. If notice is given to an indemnifying party of the commencement of any proceeding and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such proceeding, the indemnifying party will be bound by any determination made in such proceeding or any compromise or settlement effected by the indemnified party.

             (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, with respect to those issues, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such proceeding, but the indemnifying party will not be bound by any determination of a proceeding so defended or any compromise or settlement effected without its consent.

         10.5 Procedure for Indemnification - Other Claims. A claim for any matter not involving a third party claim may be asserted by notice to the party from whom indemnification is sought.

         10.6 Survival. The rights and obligations of the parties set forth in this Section 10 shall survive the Closing; provided that any claim for which indemnification is sought is asserted prior to expiration of the applicable survival period, as set forth in this Agreement, for the representation, warranty or undertaking in question.

SECTION 11. TERMINATION.

         11.1 Termination. This Agreement may be terminated as follows:

                 (i) by any party hereto, if the Closing has not occurred (other than through the failure of the party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) within one hundred twenty (120) days following the date hereof, or such later date as the parties may mutually agree upon in writing; provided, however, that such period of one hundred twenty (120) days shall be extended for up to sixty (60) additional days if reasonably required in order to obtain the consent of the First Lender to the First Loan Transfer Application as set forth in Section 7(a)(ii) above and to implement the transfer procedures required in connection therewith;

                 (ii) by mutual consent of the UPREIT, PREIT and the Contributors;

                 (iii) by PREIT or the UPREIT, if any of the conditions in
Section 7.2(a) have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of PREIT or the UPREIT to comply with its obligations under this Agreement) and PREIT and the UPREIT have not waived all such unsatisfied conditions before termination pursuant to this subparagraph (iii); or

                 (iv) by the Contributors if any of the conditions in Section 7.2(b) have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of any Contributor to comply with its obligations hereunder), or if the First Lender or Second Lender have not approved the assumption of their respective loans as set forth herein, and the Contributors have not waived all such unsatisfied conditions before termination pursuant to this subparagraph (iv).

         11.2 Procedure for Termination; Effect of Termination. A party terminating this Agreement pursuant to this Section 11 shall give written notice thereof to each other party hereto, whereupon this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by any party, the Deposit and any interest earned thereon shall be returned to the UPREIT, and all further obligations of the parties under this Agreement will terminate (other than any obligations which expressly survive Closing); provided, however, that:








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

             (a) If the reason for such termination is attributable to the default of the UPREIT, then the Deposit shall be retained by Contributors as liquated damages as set forth in Section 2.1(a) above;

             (b) If the reason for such termination is attributable to the default of any of the Contributors, then the Deposit shall be refunded to the UPREIT and, in addition, Contributors shall reimburse to the UPREIT its reasonable costs and expenses (including reasonable legal fees) in connection with this Agreement and the efforts to proceed to Closing hereunder, including any non-refundable fees paid in connection with applications for loan assumption with the First Lender and/or Second Lender, not to exceed One Hundred Fifty Thousand Dollars ($150,000); provided that the UPREIT shall retain the right to specific performance of the provisions of this Agreement; and provided further that If Contributors shall be unable to cause title to the Property to be in such state as is required hereunder, or if any other condition is not satisfied, the UPREIT may elect to accept such title or status as Contributors can effectuate, in which case Closing shall proceed, subject to all of the other terms and conditions of this Agreement, but without any abatement or reduction of the Transfer Consideration, except that the Transfer Consideration shall be reduced by (A) any judgment and any impermissible monetary lien in a fixed and ascertainable amount voluntarily created by any of the Contributors or the Partnership, plus (B) up to $150,000 to cure or correct other title defects or items of non-compliance which are capable of cure or correction in an amount which is reasonably and objectively ascertainable.









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

SECTION 12. CASUALTY AND CONDEMNATION.


         12.1 Casualty. For purposes of this Agreement, a "minor casualty" shall mean any casualty occurring to any portion of the Property which would not, according to a reasonable estimate obtained by the Partnership from a reputable contractor, require more than One Million Dollars ($1,000,000), or more than 150 days, to fully repair, and which would not entitle any tenant(s) occupying more than 15,000 square feet of space, in the aggregate, to terminate their leases. Any other casualty shall be a "major casualty." If, prior to Closing hereunder, any portion of the Property is subjected to a major or minor casualty, the General Partner shall give the UPREIT prompt written notice thereof. If such casualty is a minor casualty, this Agreement shall remain in full force and effect and the transaction contemplated hereby shall be effected with no further adjustment, provided that at Closing, the Partnership shall retain all rights to the insurance proceeds for such casualty and none of such proceeds shall have been distributed to any partners of the Partnership except as may have been applied to restoration and repair. If the repair and restoration is not completed at the time of Closing, the UPREIT shall at Closing receive a credit against the Transfer Consideration in the amount of any insurance "deductible" to the extent such deductible amount is reasonably required for restoration and repair. If such casualty is a major casualty, the UPREIT shall have the option, exercisable within thirty (30) days after the date that the UPREIT receives notice of such casualty and the extent thereof, to either: (i) terminate this Agreement, whereupon this Agreement shall be null and void, the Deposit plus interest earned thereon shall be refunded to the UPREIT, and neither party shall have any further liability or obligation in connection with this Agreement (except for liability which expressly survives such termination), or (ii) proceed to Closing whereupon the insurance proceeds and credit for the applicable deductible amount shall be made available for the benefit of the UPREIT as above set forth. Notwithstanding the foregoing, in the event of a minor casualty or a major casualty for which the UPREIT has not terminated this Agreement, and if either party reasonably believes the damage can be fully repaired within a period of 120 days thereafter, such party may elect, by written notice to the other, to allow an extension of the Closing Date for up to 120 days in order to effectuate such repair and restoration.







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

         12.2 Eminent Domain. If, prior to Closing hereunder, all or any part of the Property is taken by eminent domain or condemnation (or sale in lieu thereof), other than the pending condemnation with respect to the relocation of Hennis Road as described on Schedule 4.2 (f), and other than a de minimis taking which does not have a meaningful impact on the Property, or if notice of intended condemnation is received by the Partnership, the General Partner shall give the UPREIT prompt written notice thereof. Within twenty (20) days from the date that the UPREIT receives such notice, the UPREIT may, by written notice to the Contributors, elect to terminate this Agreement, whereupon this Agreement shall be null and void, the Deposit plus interest earned thereon shall be refunded to the UPREIT, and neither party shall have any further liability or obligation to the other in connection with this Agreement (except for liability which expressly survives such termination). If no such election to terminate is made, this Agreement shall remain in full force and effect and at Closing, the Partnership shall retain, without prior distribution to any of its partners, all rights to condemnation awards that have been or that may thereafter be made for such taking. The foregoing shall not apply to the Hennis Road Condemnation, which is separately dealt with under Section 13 below.



















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

SECTION 13. SPECIAL PROVISIONS.

         13.1 Hennis Road/Route 47 Widening.

             (a) The UPREIT acknowledges that, pursuant to the terms of that certain Agreement of Sale dated September 8, 2003 between the Partnership, as seller and the State of New Jersey, as buyer (the "NJ DOT Agreement") a copy of which is attached hereto as Schedule 13.1(a), the Partnership has agreed to convey a certain portion of the Property to the State of New Jersey in consideration of payment of $244,250 (the "Proceeds"). The UPREIT further acknowledges that the conveyance may not occur prior to the Closing Date. In the event the conveyance has not occurred prior to the Closing Date, the UPREIT agrees that, subsequent to Closing Date, it will cause such conveyance to occur pursuant to the terms of the NJ DOT Agreement.

             (b) The UPREIT further acknowledges that the approval of such conveyance by the First Lender is contingent upon the Proceeds being applied first to the Lender's costs and expenses and the balance being deposited in the Existing Tenant Improvements and Leasing Commissions (as defined in the First Loan Documents) reserve account. A copy of the Lender's approval is attached hereto as Schedule 13.1(b). The UPREIT agrees that in the event the above described conveyance is not closed, and the Proceeds (net of the Lender's costs and expenses) (the "Net Proceeds") placed in the Tenant Improvements and Leasing Commission Reserve Account, by the Closing Date such that the Contributors receive credit for such amount pursuant to Section 8.5(b) of this Agreement, then promptly upon receipt of the Proceeds the UPREIT shall pay to the Contributors an amount equal to the Net Proceeds, less any reasonable legal fees incurred by the UPREIT in consummating the conveyance.











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

         13.2 BJ's Receivable. The UPREIT acknowledges that, pursuant to Section
3.5 of that certain Land Acquisition and Construction Agreement dated December 23, 2002, among Cumberland Mall Associates, as seller, RGR Mall Construction, LLC, as construction company and BJ's Wholesale Club, Inc. ("BJ's"), as buyer (the "BJ's Agreement"), the Completion Payment (as defined in the BJ's Agreement), including the Warranty Reserve described in Section 3.5(A) of the BJ's Agreement, has not been received by the Partnership. The UPREIT agrees that to the extent the Completion Payment is not received by the Partnership prior to the Closing Date, the UPREIT will cause the Partnership to enforce the obligations of BJ's to make the Completion Payment and that the Completion Payment, or part thereof, less such amounts as may reflect reimbursement of the Partnership's reasonable costs of such enforcement, shall be the sole property of Contributors. Any Completion Payment, or part thereof, received by the Partnership and/or the UPREIT subsequent to the Closing Date shall be held in trust for and paid to the Contributors promptly upon receipt, less such amounts as may be required to the Partnership's reasonable costs to enforce collection

         13.3 UEZ Reserve. The UPREIT acknowledges that the sum of $20,000 has been placed in a reserve (the "Antenna Reserve") with the Second Lender pending an inspection of the antenna and amplification system at the Property by the police department to confirm appropriate radio reception at the Property. The





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


UPREIT agrees that except as set forth below, the Antenna Reserve shall be the sole Property of Contributors and that at such time as the Antenna Reserve, or any portion thereof, is released to the Partnership, such amounts shall be held in trust for and paid over to Contributors promptly upon receipt. To the extent that the inspection reveals that any further work is needed in connection with the system, Contributors agree that the Antenna Reserve, or such portion thereof as is needed to complete the work, may be retained by the UPREIT for such purpose.

         13.4 Conveyance of Boscov's Unit. The UPREIT acknowledges that, pursuant to an Agreement to Enter Into Termination of Ground Lease, Operating and Repurchase Agreement between the Partnership and Berks County Real Estate Associates, IV, LP ("Berks"), a draft of which is attached hereto as Schedule
13.4 (the "Boscov's Agreement"), the Partnership has certain obligations to convey Unit C to Berks on at least thirty (30) days prior notice from Berks. The UPREIT acknowledges that it is purchasing the Property subject to the Boscov's Agreement and agrees that the Partnership shall be bound by the provisions thereof. The Partnership shall not materially amend the Boscov's Agreement without the prior written consent of the UPREIT.

         13.5 Sign Relocation. The UPREIT acknowledges that the Partnership has incurred certain expenses in connection with the relocation of the Regal pylon sign and that the Partnership is entitled to reimbursement from the State of New Jersey for such costs. A schedule of such costs incurred to date is attached hereto as Schedule 13.5. The UPREIT agrees that the Contributors shall have the right to enforce the obligations of the State to reimburse such costs (provided that Contributors shall have no right to remove or relocate such sign from its new location) and that to the extent that any such sums are received by the Partnership and/or the UPREIT subsequent to the Closing Date, such sums shall be held in trust for and paid to the Contributors promptly upon receipt.








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

SECTION 14. ESCROW AGENT.

         14.1 Investment. Escrow Agent shall place the Deposit, if in the form of cash, in an interest-bearing account with a federally-insured commercial banking institution selected by Escrow Agent, with such Deposit to be applied as set forth in this Agreement.

         14.2 Protective Provisions. Escrow Agent shall release the Deposit in accordance with the provisions of this Agreement, or otherwise upon the joint written instructions of the General Partner and the UPREIT. Escrow Agent shall have no responsibility to determine the authenticity or validity of any notice, direction, instruction, instrument, document or other item delivered by either party, and shall be fully protected in acting in accordance with any joint written notice, direction, or instruction given hereunder and reasonably believed to be authentic. In the event of any controversy regarding the disposition of the Deposit or any interest thereon, Escrow Agent shall not be required to make any determination regarding such controversy; and in such event Escrow Agent shall have the right, at any time after the occurrence of a dispute, to place the Deposit and interest thereon with a court of competent jurisdiction in connection with the commencement of an interpleader action or similar proceeding. Escrow Agent shall give written notice of such deposit to the parties hereto and thereafter, Escrow Agent shall be relieved of all further obligations and responsibilities hereunder.










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

         14.3 Liability. The parties acknowledge that Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that Escrow Agent shall not be deemed to be the agent of either of the parties, and that Escrow Agent shall not be liable to either of the parties for any act or omission on its part unless taken or suffered in bad faith, in willful disregard of this contract, or involving gross negligence.

         14.4 Requirements for Disbursement. Before making any disbursement of funds from a cash escrow, Escrow Agent shall notify the General Partner and the UPREIT in writing of its intended action at least five (5) days in advance, and in the event it shall, within such 5 day period, receive written notice of objection from a party, Escrow Agent shall take no further action unless pursuant to joint written instructions of the General Partner and the UPREIT or pursuant to a court order.

SECTION 15. GENERAL PROVISIONS.

         15.1 Survival of Representations and Warranties.

             (a) Survival Period. All representations and warranties made by the parties in this Agreement and in the certificates, documents and other agreements delivered pursuant hereto shall survive the Closing for a period of one (1) year; provided, however, that any representations or warranties relating to the payment of Taxes or realty transfer taxes, or to the filing of returns or the furnishing of information or cooperation with respect thereto, shall survive Closing for the applicable limitation period, if longer.

             (b) Security; Limitation of Recourse. For the purpose of securing to the UPREIT (i) the obligations of Contributors under the indemnities, warranties and representations under this Agreement which survive Closing and
(ii) the obligations of the Partnership under the indemnities, warranties and representations under this Agreement which survive the Closing (including, but not limited to, the representations and warranties of the General Partner on behalf of the Partnership set forth in Section 4.2 hereof) (the obligations described in subparagraphs (i) and (ii) being collectively referred to herein as the "SECURITY OBLIGATIONS"), Contributors shall execute and deliver to the UPREIT at Closing an Indemnity and Security Agreement in the form of Schedule 15.1(b) hereto, pursuant to which the UPREIT shall be granted perfected liens on and security interests in a portion of the Units (the "COLLATERAL") to be issued by the UPREIT under this Agreement (such grant to be made pro-rata by all Contributors), such Collateral to have a value of One Million Dollars ($1,000,000) (the "SECURITY VALUE") determined as of Closing in accordance with the provisions of Section 2.2 hereof. Notwithstanding the foregoing, (i) liability under the Indemnity and Security Agreement for a particular indemnity, warranty or representation shall extend only for the time corresponding to the survival period of the underlying indemnity, representation or warranty (if any, and otherwise within the applicable legal limitation period), (ii) during the period that the Collateral remains subject to the Indemnity and Security Agreement, the Collateral shall be availed of before recourse is pursued against any other assets of a Contributor, and (iii) if the Security Obligation which is breached is the several obligation of a Contributor, then recourse may be had only to that portion of the Collateral which has been pledged by the particular








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

Contributor (or by the constituent partners of such Contributor), but to the extent that the Security Obligation which is breached is the obligation of the Partnership (including, but not limited to, the representations and warranties of the General Partner on behalf of the Partnership set forth in Section 4.2 hereof), then recourse may be had to the Collateral pledged by all Contributors (and the constituent partners of the Contributors), pro-rata in accordance with their former interests in the Partnership. To the extent no claim was theretofore made on account of the obligations under the Indemnity and Security Agreement, the Collateral shall be released on the first anniversary of the Closing Date.

         15.2 Notices. All notices or other communications permitted or required under this Agreement shall be in writing and shall be sufficiently given if and when hand delivered to the persons set forth below or if sent by documented overnight delivery service or registered or certified mail, postage prepaid, return receipt requested, or by telegram, telex or telecopy, receipt acknowledged, addressed as set forth below or to such other person or persons and/or at such other address or addresses as shall be furnished in writing by any party hereto to the others. Any such notice or communication shall be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt or confirmation therefor in all other cases.

                  To PREIT or the UPREIT:


                  200 South Broad Street - 3rd Floor
                  Philadelphia, PA  19102
                  Attn:  Jeffrey A. Linn, Executive Vice President and Secretary
                           and Bruce Goldman, Esq., General Counsel







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


                  With a copy to:

                  Blank Rome LLP
                  One Logan Square
                  Philadelphia, PA 19103
                  Attn:  Michael Pollack, Esq.

                  To the Contributors:
                  -------------------

                  200 South Broad Street, 3rd Floor
                  Philadelphia, PA 19102
                  Attention:  George Rubin

                  With copies to:

                  Klehr, Harrison, Harvey, Branzburg & Ellers LLP
                  260 S. Broad Street
                  Philadelphia, PA 19102
                  Attention:  Denise M. Day, Esquire

         15.3 Authorized Representative. Notwithstanding anything in this Agreement to the contrary, wherever notice to Contributors is required to be given or is to be given by Contributors, including notice of any approval or action, the UPREIT shall be entitled to deal exclusively with the following representative of Contributors at the above-designated address: George F. Rubin -- without the necessity to make further inquiry or give further notices.


         15.4 Access to Information. Between the date of this Agreement and the Closing Date, PREIT and the UPREIT, on the one hand, and the Contributors, on the other hand, will give to the other party and its officers, employees, counsel, accountants and other representatives free and full access to and the right to inspect, during normal business hours, all of the assets, records, facilities, properties and Contracts relating to its business as the other party may reasonably request and as may be relevant to the transactions contemplated by this Agreement.







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

         15.5 Public Announcements and other Disclosures. Except as and to the extent required by Law or by the rules of the New York Stock Exchange, without the prior written consent of the other party, the Contributors, on the one hand, and PREIT and the UPREIT, on the other hand, will not, and each will direct its representatives not to, directly or indirectly, make any public comment, statement or communication with respect to, or otherwise disclose or permit the disclosure of any of the terms, conditions or other aspects of the transactions contemplated hereby; provided, however, that PREIT may issue a press release, after discussion of the contents thereof with the Contributors, regarding the transactions contemplated by this Agreement; and further provided that the parties may each maintain and continue such communications with principals, partners, lenders, trustees, attorneys, accountants, investment bankers, consultants and others having a legitimate "need to know" in connection with the consummation of the transactions contemplated by this Agreement.

         15.6 Brokers. The parties hereby represent to each other that they have not engaged or dealt with any broker in connection with the transaction which is the subject of this Agreement, other than Preit-Rubin, Inc., and each party hereby agrees to indemnify, hold harmless and defend the other from and against all claims, losses, liabilities and expenses, including reasonable attorneys' fees, arising out of any inaccuracy in the foregoing representation. The General Partner shall cause the Partnership to pay, at or prior to Closing, the one percent (1%) commission due to Preit-Rubin, Inc. in connection with this transaction, if Closing occurs. The provisions of this Section shall survive the Closing and/or any termination of this Agreement.














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

         15.7 Entire Agreement. This Agreement, together with the Schedules hereto, constitutes the entire agreement between the parties hereto with respect to its subject matter and supersede all prior agreements and understandings with respect to the subject matter hereof.

         15.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement, and all of which, when taken together, shall be deemed to constitute but one and the same Agreement.

         15.9 Governing Law. This Agreement is made pursuant to, and shall be construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania (and United States federal law, to the extent applicable), irrespective of the principal place of business, residence or domicile of the parties hereto, and without giving effect to otherwise applicable principles of conflicts of laws.

         15.10 Section Headings, Captions and Defined Terms. The section headings and captions contained herein are for reference purposes only and shall not in any way affect the meaning and interpretation of this Agreement. The terms defined herein and in any agreement executed in connection herewith include the plural as well as the singular, and the use of any pronouns includes the masculine, feminine and neuter. Except as otherwise indicated, all agreements defined herein refer to the same as from time to time amended or supplemented or the terms thereof waived or modified in accordance herewith and therewith.

         15.11 Amendments, Modifications and Waiver. The parties may amend or modify this Agreement in any respect. Any such amendment or modification shall be in writing. The waiver by any party of any provision of this Agreement shall not constitute or operate as a waiver of any other provision hereof, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision.

         15.12 Severability. The invalidity or unenforceability of any particular provision, or part of any provision, of this Agreement shall not affect the other provisions or parts hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions or parts were omitted.

         15.13 Liability of Trustees, etc. No recourse shall be had for any obligation of PREIT hereunder, or for any claim based thereon or otherwise in respect thereof, against any past, present or future trustee, shareholder, officer or employee of PREIT, whether by virtue of any statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being expressly waived and released by each other party hereto. No recourse shall be had for any obligation of Cumberland Mall Management, Inc. hereunder, or for any obligation of a partnership Contributor hereunder, or for any claim based thereon or otherwise in respect thereof, against any past, present or future shareholder, officer or employee of a corporate entity, or against any limited partner of a partnership entity, whether by virtue of any statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being expressly waived and released by each other party hereto.

         15.14 No Third Party Beneficiary. No party other than the parties to this Agreement and their respective successors and permitted assigns and designees shall be a beneficiary of this Agreement.

         15.15 Binding Effect. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no assignment by Contributors shall be binding or effective unless approved by PREIT and the UPREIT.

         IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, all as of the date first written above.

CUMBERLAND MALL MANAGEMENT, INC., general partner

BY: /s/ George F. Rubin
    -----------------------------------
    George F. Rubin, President

PAN AMERICAN ASSOCIATES, limited partner

By: Pan American Office Investments, L.P., a Pennsylvania limited partnership, general partner

        By: Pan American Office Investments-G.P., Inc., its sole general partner

            By:      /s/ George F. Rubin            (SEAL)
                     -------------------------------
                     Name: George F. Rubin
                     Title:

CUMBERLAND MALL INVESTMENT ASSOCIATES, limited partner

By:      /s/ George F. Rubin
         -------------------------------------------
         George F. Rubin, Managing Partner



PENNSYLVANIA REAL ESTATE INVESTMENT TRUST


By:      /s/ Jeffrey A. Linn                        (SEAL)
         -------------------------------------------
         Name:  Jeffrey A. Linn
         Title: Executive Vice President

PREIT ASSOCIATES, L.P.

By:      Pennsylvania Real Estate Investment Trust, its General Partner


         By:      /s/ Jeffrey A. Linn               (SEAL)
                  ----------------------------------
                  Name:  Jeffrey A. Linn
                  Title: Executive Vice President











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